Exhibit 10.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-61638 of Enodis plc on Form S-8 of our report dated November 20, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of profit/(loss) attributable to shareholders and the determination of equity shareholders’ funds, and relating to convenience translations for the translation of pounds sterling amounts into U.S. dollar amounts presented solely for the convenience of readers in the United States of America), appearing in this Annual Report on Form 20-F of Enodis plc for the year ended September 28, 2002.

/s/ Deloitte & Touche

London, England
December 10, 2002